Exhibit 23.1

J&S ASSOCIATE PLT
202206000037 (LLP0033395-LCA) & AF002380
(Registered with PCAOB and MIA)	Tel: +603-4813 9469
B-11-14, Megan Avenue II	Email : info@jns-associate.com
12,Jalan Yap Kwan Seng, 50450, Kuala Lumpur, Malaysia	Website : jns-associate.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 (the “Registration Statement”) of Smart Logistics Global Limited, of our report dated July 14, 2025, relating to the consolidated financial statements appearing in the registration statement on the Form F-1 (file number: 333-288664) of Smart Logistics Global Limited for the years ended December 31, 2024 and 2023.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

/s/ J&S Associate PLT
Kuala Lumpur, Malaysia
November 25, 2025